Exhibit 10.2

July 16, 2023

Thomas G. Wiggans

Re: Annualized Base Salary Reduction

Dear Tom:

This letter agreement sets forth the mutual agreement between you and Pardes Biosciences, Inc. (the “Company”) that effective as of July 16, 2023, your annualized base salary shall be reduced from $625,000 to $312,500 (the “Base Salary Reduction”).    Notwithstanding the Base Salary Reduction, in connection with any “qualified termination event” under the Company’s Executive Severance Plan, your severance benefit under the Executive Severance Plan shall be based upon your annualized base salary in effect immediately prior to the Base Salary Reduction, including with respect to your annual target bonus.

Best regards,

/s/ Laurie Smaldone Alsup
Laurie Smaldone Alsup, M.D.
Lead Independent Director
Pardes Biosciences, Inc.

Agreed and Acknowledged:

/s/ Thomas G. Wiggans
Thomas G. Wiggans